FORM 8-A/A

                                   AMENDMENT NO. 3
                           To Registration Statement on Form 8-A
      dated March 9, 1987, as amended on December 7, 1992 and March 2, 1993, relating to
                              Preferred Stock Purchase Rights




                            SECURITIES AND EXCHANGE COMMISSION
                                   Washington, DC  20549




                     FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                            Pursuant to Section 12(b) or (g) of
                            THE SECURITIES EXCHANGE ACT OF 1934


                                        HUMANA INC.
                    (Exact name of registrant as specified in charter)

              Delaware                                     61-0647538
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

       500 West Main Street                                      40202
       Louisville, Kentucky                                   (Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each Class to be        Name of each exchange on which each
              so registered                    is to be registered

       Rights to Purchase Series A          New York Stock Exchange
       Participating Preferred Stock

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

                                None



The undersigned registrant hereby amends the following items and exhibits or other portions of its Registration Statement on Form 8-A as follows:

       1.     Item 1. Description of Registrant's Securities to be Registered.

       Item 1 is hereby amended by adding the following paragraph:

       On February 14, 1996, the Company amended and restated (the "Restatement") the Rights Agreement dated as of March 5, 1987 between the Company and MidAmerica Bank of Louisville & Trust Company, as Rights Agent, as heretofore amended by Amendment No. 1 dated as of December 7, 1992 and Amendment No. 2 dated March 2, 1993 (as so amended and restated, the "Rights Agreement"). The Restatement, among other things, extended the expiration of the Rights Agreement from March 4, 1997 until February 14, 2006, increased the exercise price of the Rights from $25.00 to $145.00 and reduced the threshold at which the Rights are triggered from 20-30% to 15% of the outstanding shares of Company Common Stock. For a complete description of the Rights Agreement, please see the Rights Agreement and the Revised Summary of Rights to Purchase Preferred Shares, each of which is attached hereto and made a part hereof.

       2.     Item 2.       Exhibits.

       Item 2 is hereby amended by adding new Exhibits 1.3 and 1.4 as follows:

       Exhibit 1.3 The Amended and Restated Rights Agreement dated as of February 14, 1996, between Humana Inc. and MidAmerica Bank of Louisville & Trust Company, as Rights Agent.

       Exhibit 1.4 The Revised Summary of Rights to Purchase Preferred Shares dated as of February 14, 1996.


       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:        February 14, 1996               HUMANA INC.



                                       By:_____________________________
                                           Arthur P. Hipwell
                                           Senior Vice President
                                           and General Counsel